UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2013

AlphaPoint Technology, Inc
(Exact name of registrant as specified in its charter)

Delaware	333-173028	26-3748249
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6371 Business Blvd. Suite 200 Sarasota, FL	34240
(address of principal executive offices)	(zip code)

941-896-7848
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7---Regulation FD

Item 7.01. Regulation FD Disclosure

On August 30, 2013, the Company entered into a non-binding Letter of Intent agreement with Peniel Solutions, LLC, a Georgia limited liability company (“Peniel”), for product support and development for AlphaPoint’s AssetCentral software, a multi-tier, web-based IT asset management application (the “LOI”) .  After conducting the due diligence as provided for in the LOI, the execution of Definitive Agreements, and in exchange for 2,025,000 million shares of the Company common stock, Peniel will be solely responsible for performing, in a manner consistent with good industry practice, second-level support and maintenance to the Company and existing Company value added resellers (VARs) and resellers and modifying the AssetCentral software as necessary to integrate the software with Peniel and other third party products.

This LOI reflects the intentions of the Company and Peniel, but for the avoidance of doubt the LOI does not give rise to any legally binding or enforceable obligation on any party.  The parties do not intend to be bound by any agreement until they each agree to execute and deliver the Definitive Agreements.  Accordingly, no assurance can be had that the above transaction will be satisfactorily concluded.  If the transaction is in fact concluded, the final agreement will be reported in a report on Form 8-K.

There are no relationships between the Company or its affiliates and Peniel or its affiliates, other than in respect of this Agreement.  The issuance of the common stock pursuant to the Definitive Agreements will be made pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Section 9 --Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release: AlphaPoint Technology, Inc. (OTCBB: APPO.OB) Signs Peniel Solutions, LLC (PSL) as Go-to-Market Partner for Rapidly Expanding U.S. Government Sector

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AlphaPoint Technology, Inc.

Dated: September 3, 2013	/s/ Gary Macleod
Gary Macleod
Chief Executive Officer

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